EXHIBIT 99.1

Steelcase Announces Additional Consolidation of North American Manufacturing Facilities

GRAND RAPIDS, Mich., Jan. 12, 2011 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS) today announced the planned closure of three manufacturing facilities in North America as part of its ongoing efforts to improve the fitness of its business and strengthen the company's long-term competitiveness. The company expects to move production within these facilities to other Steelcase locations in North America over the next eighteen months.

The company estimates the cash restructuring costs associated with these actions will be approximately $45 million, with the majority relating to workforce reductions and some additional cost for manufacturing consolidation and production moves. The company estimates the consolidation will generate annualized savings of approximately $35 million once fully implemented.

Steelcase expects the restructuring costs associated with these actions incurred during the fourth quarter of fiscal 2011 will approximate $0.04 per share. Accordingly, the company is updating its earnings guidance for restructuring costs expected to be incurred in the fourth quarter of fiscal 2011. The company now expects to report net income of $0.07 to $0.11 per share for the fourth quarter of fiscal 2011, including net restructuring costs of approximately $0.02 per share. These revised estimates supersede the December 16, 2010 announcement that the company expected to report net income of $0.11 to $0.15 per share in the fourth quarter of fiscal 2011, including a net restructuring credit of $0.02 per share.

"We continue to make improvements to our industrial system, which have left us with excess capacity to support current and anticipated future demand," said James P. Hackett, president and CEO. Mr. Hackett concluded, "Actions such as these are never easy, but reflect the need for the organization to be as fit as possible in the highly competitive environment in which we operate. The changes we are making are designed to support our customers with a more flexible and agile industrial model for the future."

Forward-looking Statements

From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; restructuring activities; changes in raw material and commodity costs; currency fluctuations; changes in customer demands; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.

Steelcase Inc. helps create great experiences - wherever work happens.  Our brands offer a comprehensive portfolio of workplace furnishings, products and services, inspired by nearly 100 years of insight gained serving the world's leading organizations. We are globally accessible through a network of channels, including over 650 dealers. We design for social, economic and environmental sustainability.  Steelcase is a global, publicly traded company leading our industry with fiscal 2010 revenue of $2.3 billion.

The Steelcase Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4484

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